Spain Fund

Exhibit 77K

On November 16, 2006, KPMG LLP (“KPMG”) was selected as the Fund’s independent registered public accounting firm for the 2006 fiscal year. A majority of the Fund’s Board of Directors, including a majority of the Independent Directors, approved the appointment of KPMG. PwC's report on the Registrant's financial statements for each of the Registrant's past two years did not include any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.   During the Registrant's two most recent fiscal years and any subsequent period through November 16, 2006, there were no disagreements or events of the type required to be reported in  PwC's opinions pursuant to paragraph (iv) or (v) of Item 304(a)(1) of Regulation S-K.  The Registrant requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above comments.  A copy of such letter, dated January 19, 2007, is filed as Exhibit A to this Item 77K.

Exhibit A

January 19, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by The Spain Fund, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR for the period ending November 30, 2006. We agree with the statements concerning our Firm in such Item 77K.

Yours very truly,

PricewaterhouseCoopers LLP